Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is dated as of February 14, 2023, by and among Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Nabors Energy Transition Corp., a Delaware corporation (“SPAC”), Vast Solar Pty Ltd, an Australian proprietary company limited by shares (the “Company”), Nabors Lux 2 S.A.R.L. (“Nabors Lux”) and each of the undersigned individuals, each of whom is a member of the board of directors of SPAC (each, a “Director” and, collectively, the “Directors”). The Sponsor, Nabors Lux and the Directors are collectively referred to herein as the “Insiders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, each of the Insiders (other than Nabors Lux) is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of SPAC set forth opposite such party’s name on Schedule I attached hereto (such shares, collectively, the “SPAC Shares” and, together with any SPAC Warrants set forth on Schedule II attached hereto, the “SPAC Equity”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and the other parties thereto will enter into that certain Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (i) a wholly owned direct subsidiary of the Company will merge with and into SPAC, with SPAC surviving the merger as a wholly owned direct subsidiary of the Company, and (ii) the holders of common stock of SPAC will receive ordinary shares of the Company (“Company Shares”) and certain holders of common stock of SPAC will receive the right to receive additional Company Shares, on the terms and conditions set forth therein and herein; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
Support Agreement; Covenants

Section 1.1             Binding Effect of Business Combination Agreement. Each Insider hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by, be subject to and comply with Sections 7.3 (Confidentiality), 7.4 (Exclusivity) and 7.9 (Public Announcements) of the Business Combination Agreement as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2             No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Closing, (b) the liquidation of SPAC and (c) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, the Insiders shall not (i) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any SPAC Equity owned by such Insider, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any SPAC Equity owned by such Insider, or (iii) publicly announce any intention to effect, or take any action in furtherance of, any transaction specified in clause (i) or (ii); provided, that, transfers of SPAC Equity are permitted (A) to SPAC’s officers or directors, any affiliates or family members of any of SPAC’s officers or directors, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor; (B) by virtue of the laws of the state of Delaware or the Sponsor’s operating agreement upon dissolution of the Sponsor; and (C) in connection with a distribution to profit interest holders, limited partners, members, shareholders or other equity holders of or other holders of equity interests in the Sponsor; provided, however, that in the case of clauses (A) through (C), these permitted transferees must enter into a written agreement agreeing to assume all of the obligations under this Agreement with respect to the SPAC Equity to be transferred by such Insider and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no transfer permitted under this Section 1.2 shall relieve the Insiders of their other obligations under this Agreement.

Section 1.3             New Shares. In the event that (a) any SPAC Equity or other equity securities of SPAC are issued to any Insider after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Equity of, on or affecting the SPAC Equity owned by the Insiders or otherwise, (b) any Insider purchases or otherwise acquires beneficial ownership of any SPAC Equity or other equity securities of SPAC after the date of this Agreement, or (c) any Insider acquires the right to vote or share in the voting of any SPAC Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Equity or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Insider(s) shall be subject to the terms of this Agreement to the same extent as if they constituted the SPAC Equity owned by such Insider as of the date hereof.

Section 1.4             Closing Date Deliverables. At the Closing, the Insiders shall deliver to SPAC and the Company a duly executed copy of that certain Shareholder and Registration Rights Agreement to be entered into by the Company, the Insiders and certain of the Company’s and SPAC’s stockholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit A to the Business Combination Agreement.

Section 1.5             Insider Agreements.

(a)            At any meeting of the SPAC’s stockholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC’s stockholders is sought, the Insiders shall (i) appear at each such meeting or otherwise cause all of its SPAC Equity, which are entitled to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Equity, which are entitled to vote:

(i)            in favor of each SPAC Proposal;

(ii)           against any change in the business, management or board of directors of SPAC;

(iii)          against a SPAC Acquisition Proposal or any other transaction involving SPAC that would be reasonably likely to, in any material respect, (A) impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Merger, or any other Transaction, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VIII (Conditions to the Transactions) of the Business Combination Agreement not being fulfilled or (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Insiders contained in this Agreement; and

(iv)         against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC.

Each Insider hereby agrees that such Insider shall not commit or agree to take any action inconsistent with the foregoing.

(b)            The Insiders shall not amend or modify that certain letter agreement, dated as of November 16, 2021, by and among the Sponsor, SPAC, the other Insiders and certain other parties thereto (the “Letter Agreement”), in any material respect, other than entering into the amendment to the Letter Agreement in substantially the form attached hereto as Annex A in connection with the Closing.

Section 1.6             No Challenges. The Insiders agree not to commence, join in, or knowingly facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of the Insiders to enforce their respective rights under this Agreement or any other Transaction Document to which any Insider is a party or seek any other remedies with respect to any breach of this Agreement or such other Transaction Document by any other party hereto or thereto, including by commencing any action in connection therewith.

Section 1.7             Further Assurances. The Insiders shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and the other Transaction Documents, as applicable.

Section 1.8             No Inconsistent Agreement. Each Insider hereby represents and covenants that such Insider has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations hereunder.

Section 1.9             Insider Exchange; Earnout.

(a)            Waiver of Anti-Dilution Provision. Each Insider hereby (but subject to the consummation of the Transactions) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the SPAC Certificate of Incorporation, any and all rights such Insider has or will have with respect to the adjustment to the initial conversion ratio provided by Section 4.3(c)(ii) or Section 4.3(c)(iii) of the SPAC Certificate of Incorporation. The waiver specified in this Section 1.9(a) shall be applicable only in connection with the transactions contemplated by the Business Combination Agreement and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

(b)            Sponsor Earnout Shares.

(i)            If, at any time during the Earnout Period, the volume-weighted average closing sale price of one Company Share quoted on the New York Stock Exchange (or the exchange on which the Company Shares are then listed) is equal to or greater than $12.50 for any 20 Trading Days within any 30 consecutive Trading Day period (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), the Company shall, subject to Section 1.9(g), issue 1,300,000 Company Shares (the “First Earnout Shares”) to the Sponsor within five (5) Business Days after the First Earnout Achievement Date as additional consideration in the Merger.

(ii)           If, at any time during the Earnout Period, the volume-weighted average closing sale price of one Company Share quoted on the New York Stock Exchange (or the exchange on which the Company Shares are then listed) is equal to or greater than $15.00 for any 20 Trading Days within any 30 consecutive Trading Day period (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), the Company shall, subject to Section 1.9(g), issue 1,300,000 Company Shares (the “Second Earnout Shares”) to the Sponsor within five (5) Business Days after the Second Earnout Achievement Date as additional consideration in the Merger.

(iii)          If, at any time during the Earnout Period, the volume-weighted average closing sale price of one Company Share quoted on the New York Stock Exchange (or the exchange on which the Company Shares are then listed) is equal to or greater than $17.50 for any 20 Trading Days within any 30 consecutive Trading Day period (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), the Company shall, subject to Section 1.9(g), issue 1,300,000 Company Shares (the “Third Earnout Shares” and together with the First Earnout Shares and the Second Earnout Shares, the “Sponsor Earnout Shares”) to the Sponsor within five (5) Business Days after the Third Earnout Achievement Date as additional consideration in the Merger.

(iv)          If the Second Earnout Achievement Date occurs at a time when the First Earnout Shares have not already been issued, then the Company shall, subject to Section 1.9(g), immediately issue the First Earnout Shares and Second Earnout Shares to the Sponsor within five (5) Business Days after of the Second Earnout Achievement Date as additional consideration in the Merger; if the Third Earnout Achievement Date occurs at a time when the Second Earnout Shares have not already been issued, then the Company shall, subject to Section 1.9(g), immediately issue the Second Earnout Shares and Third Earnout Shares to the Sponsor within five (5) Business Days after of the Third Earnout Achievement Date as additional consideration in the Merger; and if the Third Earnout Achievement Date occurs at a time when the First Earnout Shares and Second Earnout Shares have not already been issued, then the Company shall, subject to Section 1.9(g), immediately issue all of the Sponsor Earnout Shares to the Sponsor within five (5) Business Days after of the Third Earnout Achievement Date as additional consideration in the Merger. The Company shall at all times maintain a sufficient number of authorized and unissued Company Shares to comply with its obligations in this Agreement.

(v)           For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earnout Shares upon the satisfaction of each of the Company Share price targets specified in each of Section 1.9(b)(i), Section 1.9(b)(ii) and Section 1.9(b)(iii), provided, however, each Company Share price target may only be achieved once, if at all, and in no event shall the Sponsor be entitled to receive more than an aggregate of 3,900,000 Sponsor Earnout Shares (other than in connection with any adjustments as set forth herein).

(c)            Acquiror Sale. If, during the Earnout Period, there is a Change of Control pursuant to which the Company or the Company Shareholders have the right to receive consideration implying a value per Company Share (as determined in good faith by the Company Board) of:

(i)            less than $12.50, then Section 1.9(b) and this Section 1.9(c) shall terminate and no further Sponsor Earnout Shares shall be issuable thereunder or hereunder;

(ii)           greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such Change of Control, the Company shall, subject to Section 1.9(g), issue 1,300,000 Company Shares to the Sponsor (less any Sponsor Earnout Shares issued prior to such Change of Control pursuant to Section 1.9(b)(i)-(iii); provided, that such reduction shall not reduce the number of Company Shares required to be issued to a number that is below zero) and (B) thereafter, Section 1.9(b) and this Section 1.9(c) shall terminate and no further Sponsor Earnout Shares shall be issuable thereunder or hereunder;

(iii)          greater than or equal to $15.00 but less than $17.50, then, (A) immediately prior to such Change of Control, the Company shall, subject to Section 1.9(g), issue 2,600,000 Company Shares to the Sponsor (less any Sponsor Earnout Shares issued prior to such Change of Control pursuant to Section 1.9(b)(i)-(iii); provided, that such reduction shall not reduce the number of Company Shares required to be issued to a number that is below zero) and (B) thereafter, Section 1.9(b) and this Section 1.9(c) shall terminate and no further Sponsor Earnout Shares shall be issuable thereunder or hereunder; or

(iv)          greater than or equal to $17.50, then, (A) immediately prior to such Change of Control, the Company shall, subject to Section 1.9(g), issue 3,900,000 Company Shares to the Sponsor (less any Sponsor Earnout Shares issued prior to such Change of Control pursuant to Section 1.9(b)(i)-(iii); provided, that such reduction shall not reduce the number of Company Shares required to be issued to a number that is below zero) and (B) thereafter, Section 1.9(b) and this Section 1.9(c) shall terminate and no further Sponsor Earnout Shares shall be issuable thereunder or hereunder.

(d)            The Company Share price targets specified in each of Section 1.9(b)(i), Section 1.9(b)(ii), Section 1.9(b)(iii), Section 1.9(c)(i), Section 1.9(c)(ii), Section 1.9(c)(iii) and Section 1.9(c)(iv) shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Company Shares occurring on or after the Closing.

(e)            The number of Sponsor Earnout Shares shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Company Shares occurring after the Closing.

(f)            The Company shall use its reasonable best efforts to do all things necessary (including obtaining any shareholder or other approvals required under applicable Laws) to issue Sponsor Earnout Shares in accordance with this Section 1.9 as soon as practicable following the applicable triggering event.

(g)           If, (A) the Company reasonably determines that obtaining any approval of its shareholders or any other approval is required under applicable Law in order to issue Sponsor Earnout Shares pursuant to this Section 1.9, the Company promptly seeks such requisite shareholder or other approval and fails to obtain such shareholder or other approval within six (6) months after the occurrence of the applicable triggering event set forth in Sections 1.9(c)(ii)-(iv), or (B) an issue of Sponsor Earnout Shares is subsequently unwound by order of a Governmental Authority, (collectively “Unissued Sponsor Earnout Shares”), then, the Company shall promptly (and in any event within ten (10) Business Days)) pay an amount of cash to the value of the Unissued Sponsor Earnout Shares calculated based upon a price per Unissued Earnout Share equal to the price per Company Share that gives rise to the relevant triggering event set forth in Sections 1.9(c)(ii)-(iv).

Section 1.10           PFIC. For so long as the Sponsor or any of its direct or indirect owners that are “United States persons” (within the meaning of Section 7701(a)(30) of the Code) own, in the aggregate, at least two percent (2%) of the issued and outstanding Company Shares:

(a)            the Company, in consultation with a nationally recognized accounting firm and at the Company’s expense, shall determine each year whether the Company or any of its Subsidiaries is or likely will become a “passive foreign investment company,” as defined in Section 1297(a) of the Code (a “PFIC”), and shall use commercially reasonable efforts to notify the Sponsor (or its direct or indirect owners that are United States persons if Sponsor is no longer in existence) of this determination within 45 days of the end of each calendar year or as soon as reasonably practicable thereafter (provided that such notice may be provided in any form, including by way of inclusion of a statement in an SEC or other public filing or notice that is publicly accessible on the Company’s website or otherwise); and

(b)           upon a determination by the Company that the Company is or likely will become a PFIC (or if the Company, in consultation with such accounting firm, is unable to make such a determination following good-faith analysis), the Company shall use reasonable best efforts, subject to any restrictions imposed by applicable securities Laws, to provide the Sponsor (or, if Sponsor is no longer in existence, its direct or indirect owners upon request) with, or make publicly accessible on the Company’s website or otherwise, all information reasonably available to the Company with respect to the Company and its Subsidiaries that is reasonably necessary for the Sponsor or such requesting direct or indirect owners to make and maintain a “qualified electing fund” election pursuant to Section 1295(b) of the Code with respect to the Company and any of its Subsidiaries that is treated as a PFIC.

Article II
Representations and Warranties

Section 2.1             Representations and Warranties of the Sponsor and Nabors Lux. The Sponsor and Nabors Lux each represent and warrant as of the date hereof to SPAC and the Company as follows:

(a)            Organization; Due Authorization. Such party is validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such party’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such party. Such party has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such party.

(b)            Ownership. Such party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the SPAC Equity listed opposite its name on Schedule I, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Equity (other than transfer restrictions under the Securities Act)) affecting any such SPAC Equity, other than Liens pursuant to (i) this Agreement, (ii) SPAC’s governing documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The SPAC Equity listed opposite its name on Schedule I is such party’s only equity in SPAC owned of record or beneficially by such party on the date of this Agreement, and none of such party’s SPAC Equity is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Equity, except as provided hereunder, pursuant to the Letter Agreement, or pursuant to the Transaction Documents.

(c)            No Conflicts. The execution and delivery of this Agreement by such party does not, and the performance by such party of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such party or such party’s SPAC Equity), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such party of its obligations under this Agreement.

(d)            Litigation. There are no Actions pending against such party, or to the knowledge of such party threatened against such party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such party of its obligations under this Agreement.

(e)            Brokerage Fees. Except as described on Section 5.11 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such party, for which SPAC or any of its Affiliates may become liable.

(f)            Acknowledgment. Such party understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such party’s execution and delivery of this Agreement.

Section 2.2             Representations and Warranties of the Directors. Each Director represents and warrants as of the date hereof to SPAC and the Company as follows:

(a)            Power; authority; capacity. Such Director has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Director.

(b)            Ownership. Such Director is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the SPAC Equity listed opposite his or her name on Schedule I and Schedule II, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Equity (other than transfer restrictions under the Securities Act)) affecting any such SPAC Equity, other than Liens pursuant to (i) this Agreement, (ii) SPAC’s governing documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The SPAC Equity listed opposite his or her name on Schedule I and Schedule II is such Director’s only equity in SPAC owned of record or beneficially by such Director on the date of this Agreement, and none of such Director’s SPAC Equity is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Equity, except as provided hereunder, pursuant to the Letter Agreement, or pursuant to the Transaction Documents.

(c)            No Conflicts. The execution and delivery of this Agreement by such Director does not, and the performance by such Director of his or her obligations hereunder will not, (i) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Director or such Director’s SPAC Equity), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Director of his or her obligations under this Agreement.

(d)            Litigation. There are no Actions pending against such Director, or to the knowledge of such Director threatened against such Director, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Director of its obligations under this Agreement.

(e)            Brokerage Fees. Except as described on Section 5.11 of the SPAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Director, for which SPAC or any of its Affiliates may become liable.

(f)            Acknowledgment. Such Director understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Director’s execution and delivery of this Agreement.

Article III
Miscellaneous

Section 3.1             Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof if the Closing has not occurred and (b) the written agreement of the Sponsor, SPAC, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2             Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company to: Vast Solar Pty Ltd, 226-230 Liverpool Street, Darlinghurst NSW 2010, Australia, Attention: Alec Waugh, General Counsel, Email: [***], with a required copy to (which copy shall not constitute notice): White & Case LLP, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000, Australia, Attention: Joel Rennie, Elliott Smith, Matthew Barnett and Nirangjan Nagarajah, Email: joel.rennie@whitecase.com; elliott.smith@whitecase.com; Matthew.Barnett@whitecase.com; nirangjan.nagarajah@whitecase.com, if to the SPAC to: Nabors Energy Transition Corp., 515 West Greens Road, Suite 1200, Houston, Texas 77067, Attn: Anthony G. Petrello, President, Chief Executive Officer and Secretary, E-mail: general.counsel@nabors.com, with a required copy to (which copy shall not constitute notice): Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas 77002, Attention: Doug McWilliams and Scott Rubinsky, Email: dmcwilliams@velaw.com; srubinsky@velaw.com, and, if to any Insider, at such Insider’s address or facsimile number as set forth on Schedule I or Schedule II hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 3.2.

Section 3.3             Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Sponsor.

Section 3.4             General Provisions. The terms and provisions of Section 10.3 (Severability), Section 10.4 (Entire Agreement; Assignment), Section 10.6 (Governing Law), Section 10.7 (Waiver of Jury Trial), Section 10.8 (Headings), Section 10.9 (Counterparts), and Section 10.10 (Specific Performance) of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

IN WITNESS WHEREOF, the Insiders, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

INSIDERS:

NABORS ENERGY TRANSITION SPONSOR LLC

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

NABORS LUX 2 S.A.R.L.

By:	/s/ Henricus Reindert Petrus Pollmann
Name:	Henricus Reindert Petrus Pollmann
Title:	Type A Manager

/s/ Maria Jelescu Dreyfus
Maria Jelescu Dreyfus

/s/ Colleen Calhoun
Colleen Calhoun

/s/ Jennifer Gill Roberts
Jennifer Gill Roberts

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Insiders, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPAC:

NABORS ENERGY TRANSITION CORP.

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Insiders, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:

Signed, sealed and delivered for Vast Solar Pty
Ltd in accordance with section 127 of the
Corporations Act 2001 (Cth) and by:

/s/ John Igino Kahlbetzer	/s/ Colin Raymond Sussman
Signature of director	Signature of director/secretary

John Igino Kahlbetzer	Colin Raymond Sussman
Name of director	Name of director/secretary

Signature Page to Support Agreement

Schedule I

SPAC Shares

Holder	Number of Shares	Address
Nabors Energy Transition Sponsor LLC	6,725,000 shares of Class F Common Stock	515 West Greens Road Suite 1200 Houston, Texas 77067
Maria Jelescu Dreyfus	75,000 shares of Class F Common Stock	515 West Greens Road Suite 1200 Houston, Texas 77067
Colleen Calhoun	50,000 shares of Class F Common Stock	515 West Greens Road Suite 1200 Houston, Texas 77067
Jennifer Gill Roberts	50,000 shares of Class F Common Stock	515 West Greens Road Suite 1200 Houston, Texas 77067

Schedule I

Schedule II

SPAC Warrants

Holder	Number of Warrants	Address
Maria Jelescu Dreyfus	150,000 Private Placement Warrants	515 West Greens Road Suite 1200 Houston, Texas 77067
Colleen Calhoun	50,000 Private Placement Warrants	515 West Greens Road Suite 1200 Houston, Texas 77067

Schedule II

Annex A

Amendment No. 1

[Attached]

Annex A